EXHIBIT 99.2

On March 8, 2005, inTEST Corporation held a webcast conference call to review its fourth quarter 2005 results and discuss management's expectations for the first quarter of 2006 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's Fourth Quarter 2005 Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. If you have a question, you will need to press the 1, followed by the *, followed by 1 on your push-button phone. As a reminder, this conference is being recorded. A replay will also be accessible at www.intest.com.

I would now like to turn the floor over to your host, Mr. David Pasquale. Sir, please go ahead.

David Pasquale:

Thank you operator. Good morning everyone, and welcome to today's Fourth Quarter Results Conference Call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer; and Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the fourth quarter. He will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Sharon Lou of The Ruth Group at (646) 536-7026, or you can get a copy of the release off inTEST's website.

Before I begin the formal remarks, the Company's attorneys advise that this conference call contains statements about future events and expectations which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including but not limited to the following: changes in business conditions in the economy, generally; changes in the demand for semi-conductors, generally; changes in the rates of and timing of capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley, and other risk factors set forth from time-to-time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date thereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David, and thank all of you early risers. I'm sorry for the time. Hugh and I are traveling. We're in California today and have to jump on an airplane shortly after this call. So, that's why we're at this time in the morning.

Our revenue for the quarter came in as expected, while our lowered operating base resulted in net income at the high end of our prior guidance. These results underscore the success of our significant cost-cutting initiatives which have better positioned us for profitability in both the up and the down cycles. We expect this trend will continue into the first quarter of 2006.

Bookings declined in the fourth quarter of 2005 due, if you'll remember, to the fact that we had programs that were accelerated during Q3. This resulted in bookings being pulled into the third quarter from the fourth quarter of 2005. As we had stated on last quarter's call, the demand in Q3 was driven by what we termed holiday-related business, and we did not expect bookings specifically in our docking and manipulator group to remain at third quarter levels. The actual bookings in the fourth quarter of 2005 were $13.3 million, compared with $16.7 million in the third quarter of 2005. We expect bookings in the first quarter of 2006 will increase over the level experienced in the fourth quarter of 2005.

On a segment basis, our docking and manipulator business did well. They are presently working on several new products that we'll be releasing during this quarter, I expect, and we have sites and VPA contracts with some big customers. They have a solid customer base going into 2006, and we're very comfortable with our positioning.

The Temperature Group has been, again, working on lots of R&D and has developed a minus 90 degree ThermoStream, which is something, an area where we had a hole in our product line, if you will. Minus 90 degree ThermoStreams are very important for our ThermoFixture business. If you can go to a lower temperature quicker, you can pull masses down at a higher rate. And so, that hand-in-hand with new ThermoFixture designs that are standard products rather than custom products that we used to make give them a bright future in 2006. They'll be doing introductions of those products starting in a week or so in the United States and then going to Europe, and then ending up in April in Asia introducing these products to all of our reps.

Our Silicon Valley group had a lousy 2005, frankly. You can see that. But in that business, it was very competitive last year. That's because there were not a lot of capacity buys, and the capacity buys that did occur were very price competitive because you had too many vendors chasing the order. You have a choice in that business of buying the orders or saying, "That's not a good business plan," and pursuing R&D, which is what we did. As a result of that, some of those, the few high capacity, the few high-volume orders that went, went at extremely low prices, and prices we weren't comfortable with, and so we stayed away from it. As a result of that, the competitive landscape has changed significantly over the year. We don't see the same competitors we had last year. Buying orders is not a long-term plan. So this year we are well positioned with some new products. We have signed a significant contract that will take us through 2007 with one of the largest producers in the country, and so we're very comfortable with them going into 2006.

We remain encouraged by the positive trends that we continue to experience in this business. 2005 was quite a year for inTEST. We saw the sales drop off at the beginning of 2005, along with the other players in our industry, but we steadily managed to grow sustainable revenue over the course of the year, while at the same time reducing our operating base. With the vast majority of our restructuring behind us, we have been right-sized, and we expect that our organization will be able to weather both the seasonal and industry cycles better in the future.

Let me turn the call over to Hugh now. Hugh?

Hugh Regan, Jr.:

Thanks Bob. First, I'll review the income statement. For the fourth quarter of 2005, end-user net revenue was $10.7 million or 76% of net revenues, compared with $13.2 million or 80% of net revenues in the third quarter. OEM net revenue was $3.4 million or 24% of net revenues in the fourth quarter, compared with $3.2 million or 20% of net revenues in the third quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $8.5 million or 60% of net revenues in the fourth quarter, compared with $10.2 million or 62% of net revenues in the third quarter.

Our temperature management segment had net revenues of $4.1 million or 29% of net revenues in the fourth quarter, compared with $4.5 million or 27% of net revenues in the third quarter.

And, finally, our tester interface segment reported net revenues of $1.5 million or 11% of net revenues, compared with $1.7 million or 11% in the third quarter.

The Company's overall gross margin for the quarter ended December 31, 2005, decreased to $5.9 million or 41.9% of net revenues, compared with $6.4 million or 39.3% for the third quarter. The increase in the gross margin as a percentage of net revenues was primarily the result of reductions in material costs and inventory obsolescence expense. Material cost was 38.2% of net revenues in the fourth quarter, compared to 40.3% in the third quarter. This reduction was the result of a more favorable product mix in the fourth quarter compared to the third. Inventory obsolescence expense was only $18,000 or 0.1% of net revenues in the fourth quarter, compared with $559,000 or 3.4% of net revenues in the third quarter.

I'll now discuss the breakdown of operating expenses. Selling expense was $1.9 million or 14% of revenues in the fourth quarter, compared to $2.5 million or 16% of revenues in the third quarter, a decline of $641,000 or 25%. The decrease was primarily due to reductions in sales commission expense and salary expense, as sales commissions declined $329,000 as a result of reduced business levels in the fourth quarter, compared to the third, and salary expense was down $132,000 quarter-over-quarter due to one-time salary restoration payments made in the third quarter of 2005 to employees who had been, and are still on reduced salary levels. There were also reductions in freight and product launching expense.

Engineering and product development expense was $1.9 million or 11% of net revenues in the fourth quarter, compared to $1.5 million or 9% of net revenues in the third quarter. During the fourth quarter of 2005, the Company reduced spending on third-party product development consultants by approximately $148,000, but this reduction was offset by increased spending on research and development materials and supplies.

General and administrative expense was $2 million or 14% of net revenues in the fourth quarter, compared with $1.9 million or 12% of net revenues in the third quarter, an increase of $45,000 or 2%. During the quarter, there were increases in accruals from employee bonuses and pension accruals related to our Japanese operation of approximately $349,000 over the prior quarter. These increases were offset by a $164,000 reduction in legal and other professional fees, as well as a bad debt recovery of approximately $55,000 during the quarter. This bad debt recovery was from our former U.K. subsidiary where we've collected receivables that we had written off.

Our restructuring and other charges of approximately $124,000 or $0.014 per diluted share in the fourth quarter, compared to $28,000 or $.003 per share in the third quarter. The restructuring costs in the fourth quarter related to costs associated with exiting a lease we had in our former UK manufacturing operation, which was closed during 2005, while the expenses in the third quarter were related to severance costs for employees in our tester interface product segment.

Other expense was $16,000 for the fourth quarter, compared to other income of $54,000 for the third quarter. The quarter-over-quarter change was driven by foreign exchange losses of approximately $79,000 in the fourth quarter of 2005, compared to foreign exchange gains in the third quarter of last year.

Our pre-tax income was $418,000 or $0.05 per diluted share for the fourth quarter, compared to pre-tax income of $516,000 or $0.06 per diluted share in the third quarter. As previously noted, results for the fourth quarter of 2005 include restructuring costs of $124,000 or approximately $0.015 per diluted share related to inTEST's previously-announced restructuring efforts.

During the fourth quarter, we recorded an income tax expense of $226,000, compared to income tax expense in the prior quarter of $123,000. Our effective tax rate was 54% in the fourth quarter, compared to 24% in the third quarter, and the income tax expense recorded in both the third and fourth quarters related to taxable income in several of our foreign operations. During 2005, we did book full valuation allowances against the deferred tax assets that were created by our domestic operating losses.

Our net income for the fourth quarter was $192,000 or $0.02 per diluted share, compared to net income of $393,000 or $0.05 per diluted share in the third quarter. Diluted shares outstanding were 9 million for the fourth quarter, compared to $8.9 million for the third.

I'll now review the balance sheet. Our cash and cash equivalents at the end of December were $7.3 million, up from $6.7 million at the end of September. The increase in cash was the result of collection of receivables. We currently anticipate the cash will remain at this level or decline slightly during the first quarter of 2006, depending on our operating results for the quarter, as well as working capital requirements.

Accounts receivable was $9.4 million at the end of December, down from $10.2 million at the end of September, due to reduced levels of business in the fourth quarter, compared to the third. Inventories were $6.2 million, down from $7.1 million at the end of September. Total current assets were $23.6 million, compared to $24.9 at the end of September.

We had capital expenditures during the fourth quarter of $111,000, compared to $90,000 in the third quarter, with net property, plant and equipment standing at $4 million at the end of the quarter, down slightly from $4.2 million at the end of September.

Our goodwill and intangible assets were $2.7 million at December 31st, compared to $2.8 million at the end of September, and total assets were $30.9 million at December 31st, compared to $32.2 million at the end of September.

Our accounts payable was $2.5 million at December 31st, down from $4.2 million at the end of September, due to the reduction in business levels.

Accrued expense is $4.3 million at the end of the fourth quarter, compared to $4.4 million at the end of September, and foreign income taxes payable were $447,000 at the end of December, up from $280,000 at the end of September, due to the aforementioned income tax accruals for our foreign subs.

Current liabilities totaled $7.4 million at December 31st, compared to $9 million at September 30th. And, finally, stockholders' equity stood at $22.8 million at the end of the fourth quarter, compared to $22.5 million at the end of the third.

As previously noted by Bob, bookings for the fourth quarter were $13.3 million, compared to $16.7 million for the third quarter, a decrease of approximately 15%, and our backlog at the end of the fourth quarter was $6 million, down from $6.8 million at the end of the third quarter.

Finally, let me comment on our guidance for the first quarter of 2006. Based on current customer forecasts, we expect net revenues will be in the range of $13 to $14.5 million for the quarter ended March 31, 2006, with financial results ranging from a pre-tax loss of $.02 per diluted share to pre-tax earnings of a $.05 per share. This guidance is before any additional costs associated with our restructuring efforts. I want to emphasize again that this guidance is before recording any income tax expense. As a result of recording the valuation allowances against all net deferred tax assets is required under FAS 109, we have not been recording full income tax expense or benefits on our results for some time. We expect to continue in this mode until we have sufficient earnings to fully utilize our current tax loss carry forwards.

That's it for my financial review at this point, and we will now open up for Q&A. Operator?

Operator:

Ladies and gentlemen, at this time, we will be conducting a question and answer session. If you would like to ask a question, please press *, 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *, 2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. One moment, please, while we poll for questions. As a reminder, ladies and gentlemen, if you do have a question, it's *, 1 on your telephone keypad at this time.

Our first question is coming from Dennis Scannell of Rutabaga Capital. Please proceed with your question.

Dennis Scannell:

Hi, Bob and Hugh.

Hugh Regan:

Hi Dennis.

Robert Matthiessen:

Good morning, Dennis.

Dennis Scannell:

A couple of - just a couple of quick things. First, can I - could we get the orders by segment?

Hugh Regan:

By segment. Sure, Dennis, one second. For the manipulator and docking hardware segment, they were $7 million, compared with about $11.1 million last quarter. Our temperature management segment was $4.9 million, and that's up from $3.9 million at the end of the third quarter. And the tester interface segment was fairly level, $1.4 million, compared with $1.7 million last quarter.

Dennis Scannell:

Okay, great. And, Bob, could you talk a little bit more about what's going on in the tester interface? I guess I, you know, we all did see and I think you talked about it in the last conference call, but was it Kulicke & Soffa that basically pulled out of the business? Can you just give an update on what's going on on the competitive front and how you see, kind of, '06 shaping up for that business?

Robert Matthiessen:

Yes of course. That business is the target of our efforts at the moment, because that business actually drove our losses last year. However they, as I said before, have done a lot of work on new products that have attracted some significant business for us entering 2006. But what happened during 2005 was the competitive situation was brutal. I mean, you can ask Kulicke & Soffa about that. And so you had too many people chasing too few orders which drives prices down below an acceptable gross margin, and we weren't willing to do that. If we're going to spend, if we're going to give money away, we'd rather put it into R&D rather than give it to customers, and so that's what we chose to do.

Now, as a result of the change in the scene as we enter 2006, some of those customers now have to look elsewhere for business or for suppliers, and we're being contacted by them, and it looks to me like we have a market share gain coming for us. So, we have a fairly aggressive forecast for them, and in fact, it's coming through because, for instance, here we are - let's see, the latest data I have right here, solid data I have is work week eight, which is the last week in February, and those guys were at, let me take a look here, they were at the end of work week eight at 118% of their bookings forecast for the month, and that's pushing on, and I mean, we were there all day yesterday and they're very, very busy.

In general, if you look at us on a consolidated basis, what has happened is we have this ramp up that we're having trouble getting ahead of because it's great to get a lot of bookings, but it's really great to get a lot of bookings when they're precisely what you have in stock or inventory, and it never happens that way. So, here we are at the end of work week eight at the 61% point of the quarter and we have 64% of predicted bookings, but we're only at 55% of sales or 52% of sales at that point, and that's because we're ramping. So, we expect that it's going to be tight this quarter but it will be a nice second quarter.

Dennis Scannell:

Yeah, and that kind of follows into the other question I had there which was, you know, there does seem to be some positive noises coming out of the test equipment manufacturers. I mean, I have to say it's really spotty. You know, nobody is saying consistently things are going up, but generally speaking, you know, the tone is at least a little bit more positive. The question is, I think, whether or not an uptick has any legs. I mean, so you are seeing that trickle down into your order book? Is that ...?

Robert Matthiessen:

We are. I would be hesitant to say this is an upturn. I mean, we've seen enough of this. If you look at our, for instance, if I look at our book to bill from October of 2004 through now, it's remarkably steady. I mean, it was - going into that period was very high, then it dropped down to a level that it just bounces around, bounces around parity, a little above, a little below. Now, exiting 2005 our consolidated book to bill was I think 0.98. At the end of work week eight, our consolidated book to bill I think is 1.18. So it's climbing, and of course, part of that is we're ramping, and we can't ship as quickly as we want.

I think that the industry, as a whole, this past year is involved in a quantum shift, if you will, a test, because there is the push for massive parallel testing, and that involves new Pro Cards from the likes of Form Factor. It involves huge handlers like the guys at Cohu and Advantest and Atrium are putting out nowadays, and it includes new, very stringent interfaces that have to have not only high signal fidelity, high band width, but they also have to be, again, massively parallel, many, many, many pins. And, so, I think that development work by both the semi-manufacturers and the tester manufacturers to keep up with that parallelism that they're going to have to address and the interface makers like us, is going to pay off in 2006, because these things are beginning to go into production now.

Dennis Scannell:

Gotcha. Gotcha. Great. And, then, just one last thing, on temperature management I know part of the story has been, you know, broadening the end market from just semi-conductor tests, can you ...?

Robert Matthiessen:

I have a good story for you.

Dennis Scannell:

Good, good. Can you talk a little bit about progress?

Robert Matthiessen:

Yes. When they started that push, they bumped up to about 10% of outside a semi-conductor and plateaued there for a few months, and as they look around, they look at new areas where they could go, and what they do is essentially go to the trade journals and trade shows of those new businesses that present some interest to us, and as a result of that, by the end of 2005, they were pushing into the 20% region, and in fact, this year at the end of Q1, their outside of semi-conductor business will be 31%.

Dennis Scannell:

Wow.

Robert Matthiessen:

And, so, their growth in the coming years, the semi-conductor part of their growth isn't really much growth. The semi-conductor business for the temperature industry is sort of a steady-state thing, but entering new markets gives us essentially more market share. It's different markets, mind you, but it gives them a whole new place to sell. So, that's where most of their growth will be coming from, and that's why we're concentrating on ThermoStreams and ThermoFixtures rather than on Chucks. Chucks are a very competitive business and each one of the manufacturers or probers have their own Chucks anyway, and again, that's not a high-growth business as we see it. Going outside of semi-conductor is where the growth is, so we're putting our effort into Streams and into ThermoFixtures.

Hugh Regan:

And, Dennis, our total non-semi revenue for 2005, just as a reference point, on the booking front, we had $10.3 million which represented a little over 19% of our consolidated bookings outside of semi, and on our shipment basis, we had about $10.5 million, which was also just under 20%.1 So, it is becoming a more material part of our business.

Dennis Scannell:

Great. Thanks a lot. That's it for me.

Robert Matthiessen:

Okay, Dennis. Thanks.

Operator:

As a reminder, ladies and gentlemen, if you do have a question, it's star, one on your telephone keypad at this time.

Our next question is coming from Andrew Root of OTA Asset Management. Please proceed with your question.

Andrew Root:

Hi. Thanks for taking my question. Quickly, did you have any 10% customers in the quarter, who were they, and what were the levels?

Hugh Regan:

We did, Andrew. The customer was Texas Instruments and the level was approximately 16%.

Andrew Root:

Thank you.

Hugh Regan, Jr.:

You're welcome.

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[Non-material closing remarks omitted]

ENDNOTES

1 Subsequent to the conclusion of the conference call, it was determined that the figures provided for the Company's net revenues and bookings outside the semiconductor industry for 2005 were incorrect. The correct amount of net revenues and bookings outside the semiconductor industry for 2005 was $5.7 million, which represented 11% of each of (i) our consolidated net revenues and (ii) our consolidated bookings.